FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE SUSPENDS QUARTERLY DIVIDEND

BLOOMFIELD HILLS, MI, February 2, 2009 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced that its Board of Directors has decided to suspend the Company’s quarterly dividend.

Commenting on the announcement, Chairman Roger Penske said, “Our decision to suspend the quarterly dividend is consistent with our ongoing cost curtailment and cash management initiatives, which include reductions in our worldwide workforce, reductions in executive and director pay, and the suspension of the Company’s U.S. 401(k) match. We continue to challenge our cost structure to find efficiencies, and will evaluate reinstating a dividend in future quarters.”

Previously, the company paid a quarterly dividend of $0.09 per share.

About Penske Automotive
Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 304 retail automotive franchises, representing 40 different brands and 27 collision repair centers.  Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 156 franchises in 19 states and Puerto Rico and 148 franchises located outside the United States, primarily in the United Kingdom.  Penske Automotive is also the exclusive distributor of the smart fortwo through its wholly-owned subsidiary smart USA Distributor LLC.  Smart USA supports 74 smart retail centers in the United States. Penske Automotive is a member of the Fortune 200 and Russell 1000 and has more than 14,000 employees.  smart and fortwo are registered trademarks of Daimler AG.

Inquiries should contact:

Bob O’Shaughnessy Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 boshaughnessy@penskeautomotive.com	Anthony R. Pordon Senior Vice President Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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